Exhibit 10.1
[TeleTech Holdings, Inc. Letterhead]
Employment Agreement of Gregory G. Hopkins
VIA E-MAIL
Mr. Greg Hopkins
Dear Greg:
We are pleased to offer you employment as our senior executive deal hunter reporting to Ken Tuchman. We anticipate a start date of no later than April 6, 2004. This offer is conditional upon approval of the Company’s Board of Directors, approval we expect to secure.
The specific terms of your employment are as follows: (i) annual base salary of $275,000; (ii) a target annual incentive opportunity of 100% of your base salary with an additional stretch target of 150% of your base salary. Your incentive compensation will be based on performance goals set by you and Ken. For 2004, these goals will be set within the first two weeks of your start date. For 2005 and beyond, these goals will be set at the end of the previous year(s); (iii) a signing bonus of $200,000, to be paid in your first week of employment (subject to customary tax withholdings); (iv) an award of 300,000 stock options at an exercise price equal to the closing price of the Company’s stock on your first day of employment. The grant will vest in equal annual installments over a four (4) year period, subject to your continued employment with the Company. In the event there is a “change in control” as defined in the TeleTech stock option plan, all options you hold will vest upon the Change in Control; (v) the Company’s executive benefits package, which includes four (4) weeks of vacation annually accrued per Company policy, medical, dental, life and disability insurance. The Company will pay all premiums associated with these insurance policies. Subject to your satisfactory completion of a standard medical examination, the Company will purchase a term life policy having a face value of $4 Million; and (vi) your eligibility to participate in the Company’s 401(k), Deferred Compensation and Employee Stock Purchase Plans, as well as other plans made available by TeleTech to its employees from time to time.
Additionally, if the Company terminates your employment without “cause,” after you execute a separation agreement the Company shall pay you severance compensation equal to the sum of six months of your then-current base salary, which shall be payable bi-weekly or in a lump sum as mutually agreed, less legally required withholdings, on the first of the month following the termination date. For purposes of this letter, “cause” exists if you engage in any of the following: commission of any felony, any crime involving dishonesty or moral turpitude, or any law or ethical rule relating to the Company; theft or misuse of TeleTech’s property, violation of the Company’s Code of Conduct; illegal use of any controlled substance; unauthorized use or disclosure of trade secrets or other confidential information of the Company; discriminatory or harassing behavior, whether or not illegal under federal, state or local law; willful misconduct in connection with your duties; or failure to perform your job duties in a satisfactory manner after you have been given 30 days written notice signed by the Human Resources Department that performance must be improved and, after receiving that notice, you have failed to improve performance.

TeleTech also requires its executives to sign an Agreement to Protect Confidential Information, Assign Inventions, and Prevent Unfair Competition and Unfair Solicitation. I have included this Agreement for your review. This offer also is contingent upon your successful clearance of TeleTech’s background and drug screens, and our successful completion of reference checking.
On behalf of Ken and Jim, we are thrilled with the prospect of your coming on board.

Sincerely,
/s/ John R. Simon
John R. Simon
SVP, Human Resources

Agreed to and accepted:
/s/ Greg Hopkins
Greg Hopkins